Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the common stock of UL Solutions Inc.’s (the “Company,” “us,” “we,” or “our”). As of December 31, 2024, our Class A common stock, par value $0.001 per share, was our only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following summary description sets forth the general terms and provisions of our common stock and does not purport to be complete. The summary description herein is qualified in its entirety by reference to the applicable provisions of our Amended and Restated Certificate of Incorporation (“Charter”), our Amended and Restated Bylaws (“Bylaws”) and that certain Stockholder Agreement, dated as of April 2, 2024, by and between ULSE Inc. (“UL Standards & Engagement”) and the Company (“Stockholder Agreement”), each of which is filed as an exhibit to the Annual Report on Form 10-K, of which this Exhibit 4.2 is a part. We encourage you to read our Charter, our Bylaws, our Stockholder Agreement and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for more information.

General

Under our Charter, the Company is authorized to issue up to:
•1,000,000,000 shares of Class A common stock, par value $0.001 per share;
•500,000,000 shares of Class B common stock, par value $0.001 per share; and
•10,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which our board of directors may establish from time to time.

Pursuant to our Charter, our board of directors has the authority, without stockholder approval, except as required by the listing standards of the New York Stock Exchange, to issue additional shares of our Class A common stock.

Certain provisions of our Charter, our Bylaws and the Stockholder Agreement summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that you might consider in our best interest, including those attempts that might result in a premium over the market price for the shares of Class A common stock.

Common Stock

We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, conversion and transfer rights.

Dividend Rights

Holders of shares of our Class A common stock and Class B common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding stock. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders, and holders of our Class B common stock are entitled to ten votes for each share of Class B common stock held on all matters submitted to a vote of stockholders. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by law, our Charter or the Stockholder Agreement. Delaware law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class in certain circumstances, including: (1) if we were to seek to amend our Charter to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and (2) if we were to seek to amend our Charter in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

The holders of our Class A common stock and Class B common stock do not have cumulative voting rights in the election of directors.

No Preemptive or Similar Rights

Holders of our Class A common stock and Class B common stock do not have preemptive, subscription, redemption or conversion rights (except, with respect to the Class B common stock, for the conversion rights noted below). There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences, and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Conversion

Each outstanding share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our Charter.

All outstanding shares of our Class B common stock will automatically convert into one share of Class A common stock at the earlier of 5:00 p.m. New York City time on (1) the seven year anniversary of the date of the closing of our IPO and (2) the date on which the number of outstanding shares of Class B common stock held by UL Standards & Engagement and certain permitted transferees represents less than 35% of the shares of Class B common stock held by UL Standards & Engagement immediately following the IPO (the “Sunset Date”).

Once converted into Class A common stock, the Class B common stock may not be reissued.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and Class B common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of, and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All shares of our Class A common stock and Class B common stock currently outstanding are fully paid and non-assessable.

Anti-Takeover Provisions

The DGCL, the Stockholder Agreement, our Charter and our Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Class A common stock, Class B common stock and preferred stock are available for future issuance without stockholder approval (other than any approval of UL Standards & Engagement that may be required under our Charter and the Stockholder Agreement), subject to any limitations imposed by the listing standards of the New York Stock Exchange. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A common stock, Class B common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

No Cumulative Voting

Our Charter does not provide for cumulative voting in the election of directors.

Dual Class Stock

As described above, our Charter provides for a dual class common stock structure, which provides holders of our Class B common stock with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or all or substantially all of its assets. Each share of Class B common stock is entitled to ten votes for each share of Class B common stock held on all matters submitted to a vote of stockholders.

Issuance of Undesignated Preferred Stock

Our board of directors has the authority, without further action by our stockholders, except as provided in our Charter and the Stockholder Agreement, to issue 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Classified Board; Removal of Directors; Vacancies

Our Charter provides that, from and after the Sunset Date, our board of directors will be comprised of three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Subject to the rights of UL Standards & Engagement pursuant to the Stockholder Agreement, from and after the Sunset Date, directors will only be permitted to be removed for cause by the affirmative vote of at least two-thirds of the voting power of our outstanding common stock. Furthermore, subject to the rights of UL Standards & Engagement contained in our Charter and the Stockholder Agreement, our board of directors has the exclusive right to set the size of the board of directors and, except in the case of a vacancy arising with respect to a director designated by UL Standards & Engagement where they continue to have a right of designation pursuant to our Charter and the Stockholder Agreement, our board of directors has the sole power to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise. This system of electing and removing directors and filling vacancies may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Action Without a Meeting; Special Meetings of Stockholders

Our Charter provides that, from and after the Sunset Date, our stockholders will not be permitted to act without a meeting or by written consent, which may lengthen the amount of time required to take stockholder actions. In addition, our Charter provides that, from and after the Sunset Date, special meetings of the stockholders will be permitted to be called only by the chairperson of our board of directors, our CEO or our board of directors. From and after the Sunset Date, stockholders will not be permitted to call a special meeting of stockholders, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our common stock to take any action, including the removal of directors.

Section 203 of the DGCL

As a Delaware corporation, we are subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents “interested stockholders” from engaging in certain “business combinations” for a period of three years following the time that such stockholder became an interested stockholder, unless:
•prior to the time such stockholder became an interested stockholder, the board approved the transaction that resulted in such stockholder becoming an interested stockholder;

•upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned 85% of the voting stock of the company outstanding at the time the transaction commenced (excluding certain shares); or
•following board approval, the business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not owned by such interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.

Our Charter provides that, until the Sunset Date, we will not be governed by Section 203 of the DGCL, and from and after the Sunset Date, we will be governed by Section 203 of the DGCL. During the time we are governed by Section 203 of the DGCL, we expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that DGCL Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Exclusive Venue

Our Charter provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (a) any derivative action, suit, or proceeding brought on our behalf; (b) any action, suit, or proceeding asserting a claim of breach of fiduciary duty owed by any of our current or former directors, officers or other employees or stockholder to us or to our stockholders, creditors or other constituents; (c) any action, suit, or proceeding asserting a claim arising pursuant to the DGCL, our Charter or Bylaws, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware; or (d) any action, suit, or proceeding asserting a claim governed by the internal affairs doctrine; provided that the exclusive forum provisions does not apply to suits brought to enforce any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

Our Charter further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Amendment of Charter or Bylaws

Subject to the rights of UL Standards & Engagement under the Stockholder Agreement (certain of which are also contained in our Charter), our Charter requires the approval of the holders of at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors in order to amend certain provisions, provided that, from and after the Sunset Date, the amendment or adoption of our Charter will require the approval of the holders of at least two-thirds of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of our directors. Subject to the rights of UL Standards & Engagement under the Stockholder Agreement (certain of which are also contained in our Charter), our Charter provides that the approval of the holders of at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors is required for stockholders to amend or adopt any provision of our Bylaws, provided that, from and after the Sunset Date, the amendment or adoption of the Bylaws will require the approval of the holders of at least two-thirds of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of our directors.

In addition, pursuant to our Charter and the Stockholder Agreement, until UL Standards & Engagement no longer beneficially owns at least 25% of the voting power of our then-outstanding voting stock, certain significant corporate actions taken by us or our subsidiaries require the prior written consent of UL Standards & Engagement.

The combination of the provisions of our Charter, Bylaws and the Stockholder Agreement could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.